EXHIBIT 10.88

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into between Wendy’s International, LLC (“Company”) and Richard Scott Toop (“Employee”). For the exchange of consideration stated below, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	TERMINATION OF EMPLOYMENT

Company and Employee have agreed that January 17, 2016 will be Employee’s last day of active employment (the “Termination Date”). Employee acknowledges that, except as expressly provided for in this Agreement, Employee’s employee benefits will cease at midnight on the Termination Date. All benefits that are required by law to be extended to persons who terminate employment with Company shall be extended to Employee effective upon the Termination Date.

Except as otherwise set forth in this Agreement, Employee must return any and all Company property given to Employee, used by Employee, developed by Employee or in Employee’s possession and control including, but not limited to, keys, security cards, equipment, computers, documents, supplies, customer lists and customer information and confidential documents, whether in paper or electronic form, by the Termination Date. If such property is not so returned, Employee expressly agrees and authorizes Company to deduct the reasonable cost of the Company property from the payments described below.

2.	CERTAIN CONSIDERATION TO EMPLOYEE

a.As part of the consideration for this Agreement, Company will provide Employee with prorated vesting of stock options and performance stock units awarded to Employee in 2013, 2014, and 2015 in accordance with the terms of this paragraph 2.a. and, to the extent not addressed in this paragraph 2.a., in accordance with the terms of the plans applicable to such stock options and performance stock units (to the extent not inconsistent with the other provisions of this paragraph 2.a.), notwithstanding the fact that in the absence of this Agreement Employee would not be entitled to such vesting.

Company and Employee agree (i) that (a) as of the date hereof Employee is vested in options to purchase 468,912 shares of Company stock as indicated in Schedule A hereto (the “Existing Options”) and (b) as of the Termination Date, Employee shall become vested in options to purchase an additional 71,053 shares of Company stock as indicated on Schedule A hereto (together with the Existing Options, the “Employee Options”) and (ii) that the Employee Options shall remain fully vested and exercisable (to the extent not earlier exercised) through the first anniversary of the Termination Date.

Company and Employee agree (i) that as of the date hereof Employee holds performance stock units in respect of Company stock as indicated on Schedule A hereto (the “PSUs”), (ii) that Employee shall be entitled (when such awards are otherwise settled) to all PSUs granted in 2013 (and related dividend equivalents) based on actual performance results without regard to any continuing service requirement or any reserved authority to reduce the number of shares deliverable, (iii) that Employee shall be entitled (when such awards are otherwise settled) to a pro-rata number (based on the period elapsed in the applicable performance cycle through and including the Termination Date) of PSUs granted in 2014 and 2015 (and related dividend equivalents) based on actual performance results without regard to any continuing service requirement or any reserved authority to reduce the number of shares deliverable and (iv) all PSUs shall continue to be credited with additional dividend equivalents in respect of the period on and after the date hereof.

b.After this Agreement is executed, Company will provide to Employee a release agreement that releases claims under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), both as amended, in the form attached as Attachment 1 hereto (the “Release Agreement”). As consideration for the Release Agreement, Company will pay to Employee his full incentive payment under the Wendy’s Executive Incentive Plan (the “Plan”) for fiscal 2015, payable in a lump sum on the date in 2016 that bonuses are paid to other executives under the Plan and otherwise in accordance with the terms of the Plan as though Employee were still employed by Company on the payment date, notwithstanding the fact that in the absence of the Release Agreement Employee would not otherwise be entitled to such payment. Employee and Company agree that this Agreement does not release claims under the ADEA and OWBPA which are to be released under the subsequent Release Agreement.

3.GENERAL RELEASE AND COVENANT NOT TO SUE

As a material inducement to Company to enter into this Agreement and in consideration of the payments and benefits provided to Employee pursuant to paragraph 2(a) above, Employee releases and covenants not to sue Company, its successors and assigns, its parents, subsidiaries or affiliates, and the directors, shareholders, officers, managers, employees and agents of these entities (the “Released Parties”) from any and all claims Employee has or may have, known or unknown, related to Employee’s employment or separation from employment with Company. This general release and covenant not to sue includes, but is not limited to, any claim whatsoever relating to any violation of any law (other than ADEA or OWBPA), constitution, statute, executive order, regulation, county, city or local ordinance; any common law claim (e.g., any tort or breach of any contractual obligations, representations or warranties); any right to continued employment or reemployment with Company; and any claim for additional compensation beyond what is offered in this Agreement.

Likewise, Company releases and covenants not to sue Employee from any and all claims Company has or may have, known or unknown, arising from Employee’s acts or omissions that he undertook in good faith in furtherance of his job duties with Company. This general release and covenant not to sue includes, but is not limited to, any claim whatsoever relating to any violation of any law, constitution, statute, executive order, regulation, county, city or local ordinance; and any common law claim (e.g., any tort or breach of any contractual obligations, representations or warranties).

This general release and covenant not to sue does not include or prevent either party from (a) seeking to enforce the terms of this Agreement; (b) filing a claim that arises from events taking place after the execution of this Agreement; (c) in Employee’s case, being involved in a matter before an administrative agency provided that Employee agrees that he shall not be entitled to any personal relief therein; (d) anything that by law cannot be released by this Agreement; (e) in Employee’s case, fully defending himself in any action instituted against him by any third party, including any past or present employee of Company (including, but not limited to, claims or counterclaims against such third party); or (f) in Employee’s case, any and all rights to indemnification and directors and officers insurance from the Company.

4.	CONFIDENTIALITY, NON-DISCLOSURE AND NON-DEFAMATION

a.    Except to the extent required by law, Employee agrees to refrain from any publication, oral or written, including on any social media, of a defamatory, disparaging, or otherwise derogatory nature pertaining to the Company or its parents, subsidiaries or affiliates, or the directors or officers of such entities, and the Company agrees that it will not direct, encourage, assist, or ratify any publication, oral or written, of a defamatory, disparaging, or otherwise derogatory nature pertaining to Employee.

b.    Neither Employee nor Company will disclose or discuss the financial terms and conditions of this Agreement, or the facts leading to the parties’ agreement to terminate Employee’s employment with Company except as required by law or to their respective attorneys, accountants, tax or business advisors, or spouse. Nothing in this provision is intended to prevent either party from providing truthful, accurate testimony or information when required to do so by a governmental agency.

5.    COOPERATION IN FUTURE LEGAL PROCEEDINGS

At Company’s reasonable request, Employee agrees to cooperate with Company in any future claims or lawsuits involving Company where Employee has knowledge of the underlying facts; provided, however, that such cooperation shall not unreasonably interfere with any future employment of Employee. For the time Employee spends working on any claims or lawsuits at the request of Company, Employee will be reimbursed at the equivalent rate per hour at which Employee was being compensated in base salary by Company immediately prior to Employee’s termination; provided, however, that if Employee is a named a party in any claim or lawsuit, Employee will not be entitled to such compensation. In addition, Employee will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against Company; provided, however, that nothing in this Agreement will be construed to prevent Employee from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceeding involving Company.

6.    NO ADMISSIONS
Both Company and Employee acknowledge and agree that, by entering into and carrying out the terms of this Agreement, neither admit that any wrongful action has occurred or liability exists vis-à-vis the other. Both acknowledge that this Agreement is motivated by the desire to create an amicable parting between them.

7.	HEADINGS; RELATION TO OTHER AGREEMENTS; MODIFICATIONS

Employee understands and agrees that the headings in this Agreement have been inserted for convenience of reference only and do not in any way restrict or modify any of its terms or provisions.

Employee’s employment with Company is governed by a letter agreement between the parties dated January 17, 2012 (the “Letter Agreement”), a copy of which is attached as Exhibit A. Employee agrees that his obligations under paragraphs 6 and 7 of the Letter Agreement remain in full force and effect (provided they shall do so for 12 months under subparagraph b of paragraph 6), unless otherwise agreed between Employee and Company’s then CEO, such agreement to modifications that would facilitate Employee’s alternative employment without materially impairing Company’s business interests sought to be protected in those paragraphs not to be unreasonably withheld by the CEO; provided, however, that nothing in paragraphs 6 or 7 of the Letter Agreement shall interfere with Employee’s ability to practice law to the extent that any such restrictions would violate applicable rules of professional conduct. Employee further agrees that Employee is entitled to no further consideration under the Letter Agreement other than what is provided for under this Agreement. The parties agree that the dispute resolution procedures in paragraphs 8, 9, 10, and 11 of the Letter Agreement shall remain in full force and effect and apply to this Agreement, and that this Agreement supersedes the Employment Agreement except as set forth herein. Employee further understands that this Agreement and, to the extent set forth herein, the Letter Agreement sets forth the entire agreement between the parties and supersedes any and all prior representations agreements, understandings and other statements, written or oral, between the parties about the subjects in it.

This Agreement may not be modified or altered except by a written instrument duly executed by both parties.

Company agrees that all payments pursuant to paragraph 2 of this Agreement shall be exempt from or in compliance with Rule 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

8.    GOVERNING LAW

This Agreement shall be governed by the laws of the State of Delaware. Any court action commenced to enforce this Agreement shall be in the state or federal courts of Delaware. Employee consents to the jurisdiction of such courts and waives any objection to jurisdiction or venue, or any claim of improper venue or that the above courts are an inconvenient forum.

9.    INVALIDITY OF ANY PROVISION AFFECTS ONLY THAT PROVISION

All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained therein, and Employee and Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any provision of this Agreement is invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms and conditions contained in this Agreement.

EMPLOYEE UNDERSTANDS THAT HIS SIGNATURE ON THIS AGREEMENT WILL DEMONSTRATE THAT EMPLOYEE FULLY UNDERSTOOD THE CONTENT OF THIS DOCUMENT AND ITS BINDING EFFECT.

EMPLOYEE HEREBY SIGNS THIS AGREEMENT AS HIS OWN FREE ACT, WITH FULL VOLITION AND WITH THE ADVICE OF SOPHISTICATED LEGAL COUNSEL.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 16th day of December, 2015.

AGREED:

WENDY’S INTERNATIONAL, LLC        RICHARD SCOTT TOOP

By:    /s/ Scott A. Weisberg                By:    /s/ R. Scott Toop
Title:    Chief People Officer                Date:    December 17, 2015
Date:    December 17, 2015

Schedule A

[INSERT VESTING SCHEDULE]

The Wendy’s Company
Equity Vesting Schedule for Richard Scott Toop
Prepared: 12/16/2015

						STOCK OPTIONS	PERFORMANCE STOCK UNITS
Name	Grant Date	Equity Granted	Option Price	Equity Outstanding as of 12/15/2015 (1)	Equity Awards Exercisable as of 12/15/2015	Number of Stock Options Vesting Effective 01/17/2016	Projected Number of Performance Units Vesting 02/25/2016 (Assumes performance achievement of 164% of target) (2)	Projected Number of Performance Units Vesting February 2017 (Assumes target performance achievement) (2)	Projected Number of Performance Units Vesting February 2018 (Assumes target performance achievement) (2)
Stock Options
RICHARD SCOTT TOOP	01/17/2012	140,000	$5.350000	140,000	140,000	0	--	--	--
RICHARD SCOTT TOOP	07/02/2012	166,666	$4.675000	166,666	166,666	0	--	--	--
RICHARD SCOTT TOOP	08/09/2013	149,262	$7.922500	149,262	99,508	20,732	--	--	--
RICHARD SCOTT TOOP	08/11/2014	188,216	$8.222500	188,216	62,738	26,137	--	--	--
RICHARD SCOTT TOOP	08/07/2015	174,111	$9.857500	174,111	0	24,184	--	--	--
				818,255	468,912	71,053	--	--	--

Performance Stock Units
RICHARD SCOTT TOOP	08/09/2013	19,690	$0.000000	19,690	--	--	32,291	--	--
RICHARD SCOTT TOOP	08/09/2013	13,127	$0.000000	13,127	--	--	21,528	--	--
RICHARD SCOTT TOOP	08/09/2013	1,041	$0.000000	1,041	--	--	1,707	--	--
RICHARD SCOTT TOOP	08/09/2013	694	$0.000000	694	--	--	1,138	--	--
RICHARD SCOTT TOOP	02/20/2014	28,351	$0.000000	28,351	--	--	--	18,629	--
RICHARD SCOTT TOOP	02/20/2014	1,150	$0.000000	1,150	--	--	--	755	--
RICHARD SCOTT TOOP	02/18/2015	7,729	$0.000000	7,729	--	--	--	--	2,429
RICHARD SCOTT TOOP	02/18/2015	11,838	$0.000000	11,838	--	--	--	--	3,720
RICHARD SCOTT TOOP	02/18/2015	124	$0.000000	124	--	--	--	--	38
RICHARD SCOTT TOOP	02/18/2015	190	$0.000000	190	--	--	--	--	59
				83,934	--	--	56,664	19,384	6,246

		Grand Totals:		902,189	468,912	71,053	56,664	19,384	6,246

(1) Does not include dividend equivalents units earned on or after 12/15/2015 on unvested performance stock unit awards
(2) Actual number of performance stock units vesting will be based on actual performance results achieved as certified by the Compensation Committee of the Board of Directors

Attachment 1

[INSERT RELEASE AGREEMENT]

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (“Release Agreement”) is entered into between Wendy’s International, LLC (“Company”) and Richard Scott Toop (“Employee”). For the exchange of consideration stated below, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    CONSIDERATION TO EMPLOYEE

As consideration for this Release Agreement, Company will pay to Employee his full incentive payment under the Wendy’s Executive Incentive Plan (the “Plan”) for fiscal 2015, payable in a lump sum on the date in 2016 that bonuses are paid to other executives under the Plan and otherwise in accordance with the terms of the Plan as though Employee were still employed by Company on the payment date, notwithstanding the fact that in the absence of the Release Agreement Employee would not otherwise be entitled to such payment.

2.	RELEASE OF CLAIMS AND COVENANT NOT TO SUE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT

As a material inducement to Company to enter into this Release Agreement and in consideration of the payment provided to Employee pursuant to paragraph 1 above, Employee releases and covenants not to sue Company, its successors and assigns, its parents, subsidiaries or affiliates, and the directors, shareholders, officers, managers, employees and agents of these entities (the “Released Parties”) from any and all claims Employee has or may have, known or unknown, under the federal Age Discrimination in Employment Act (“ADEA”) or Older Workers’ Benefit Protection Act (“OWBPA”), both as amended. This release and covenant not to sue includes any claim for any personal relief whatsoever relating to any violation of ADEA or OWBPA. This release and covenant not to sue does not include or prevent Employee from (a) seeking to enforce the terms of this Release Agreement; (b) filing a claim that arises from events taking place after the execution of this Release Agreement; (c) being involved in a matter before an administrative agency provided that Employee agrees that he shall not be entitled to any personal relief therein; (d) anything that by law cannot be released by this Release Agreement; (e) fully defending himself in any action instituted against him by any third party, including any past or present employee of Company (including, but not limited to, claims or counterclaims against such third party); or (f) any and all rights to indemnification and directors and officers insurance from the Company.

3.    CONFIDENTIALITY AND NON-DISCLOSURE

Neither Employee nor Company will disclose or discuss the financial terms and conditions of this Release Agreement, or the facts leading to the parties’ agreement to terminate Employee’s employment with Company except as required by law or to their respective attorneys, accountants, tax or business advisors, or spouse. Nothing in this provision is intended to prevent either party from providing truthful, accurate testimony or information when required to do so by a governmental agency.

4.    NO ADMISSIONS

Both Company and Employee acknowledge and agree that, by entering into and carrying out the terms of this Release Agreement, neither admit that any wrongful action has occurred or liability exists vis-à-vis the other. Both acknowledge that this Release Agreement is motivated by the desire to create an amicable parting between them.

5.    HEADINGS; RELATION TO OTHER AGREEMENTS; MODIFICATIONS

Employee understands and agrees that the headings in this Release Agreement have been inserted for convenience of reference only and do not in any way restrict or modify any of its terms or provisions. Employee understands that this Release Agreement, along with the Separation Agreement and Release between the parties dated December 17, 2015 (the “Separation Agreement”) and, to the extent set forth in the Separation Agreement, the letter agreement between the parties dated January 17, 2012, set forth the entire agreement between the parties and supersede any and all prior representations, agreements, understandings and other statements, written or oral, between the parties about the subjects in them.

6.    GOVERNING LAW

This Release Agreement shall be governed by the laws of the State of Delaware. Any court action commenced to enforce this Release Agreement shall be in the state or federal courts of Delaware. Employee consents to the jurisdiction of such courts and waives any objection to jurisdiction or venue, or any claim of improper venue or that the above courts are an inconvenient forum.

7.    INVALIDITY OF ANY PROVISION AFFECTS ONLY THAT PROVISION

All provisions of this Release Agreement are severable and this Release Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained therein, and Employee and Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any provision of this Release Agreement is invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms and conditions contained in this Release Agreement.

8.    CONSIDERATION OF AGREEMENT BY EMPLOYEE

(a)Employee has been advised to consult with an attorney before executing this Release Agreement.

(b)Employee has been given at least 21 calendar days after receipt of this Release Agreement (the “Consideration Period”) to consider this Release Agreement, if he so desires, before signing it. If Employee signs this Release Agreement, the date on which he signs the Release Agreement shall be the “Execution Date.” If not signed by him and returned to Company so that it is received no later than the end of the Consideration Period, this Release Agreement will not be valid. In the event Employee executes and returns this Release Agreement prior to the end of the Consideration Period, he acknowledges that his decision to do so was voluntary and that he had the opportunity to consider this Release Agreement for the entire Consideration Period.

(c)This Release Agreement will not become effective until 7 calendar days after the Execution Date. Employee may, within 7 calendar days after the Execution Date, completely revoke the Release Agreement by written notice to Company. If written notice of revocation is not received by the 8th day after the Execution Date, this Release Agreement will become effective and enforceable on that day.

EMPLOYEE UNDERSTANDS THAT HIS SIGNATURE ON THIS RELEASE AGREEMENT WILL DEMONSTRATE THAT EMPLOYEE FULLY UNDERSTOOD THE CONTENT OF THIS DOCUMENT AND ITS BINDING EFFECT.

EMPLOYEE HEREBY SIGNS THIS RELEASE AGREEMENT AS HIS OWN FREE ACT, WITH FULL VOLITION AND WITH THE ADVICE OF SOPHISTICATED LEGAL COUNSEL.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 17th day of December, 2015.

AGREED:

WENDY’S INTERNATIONAL, LLC        RICHARD SCOTT TOOP

By:    /s/ Scott A. Weisberg                By:    /s/ R. Scott Toop
Title:    Chief People Officer                Date:    December 17, 2015
Date:    December 17, 2015

Exhibit A

[JANUARY 17, 2012 LETTER AGREEMENT]

The January 17, 2012 letter agreement by and between The Wendy’s Company and R. Scott Toop was filed as Exhibit 10.79 of The Wendy’s Company Form 10-K for the year ended January 1, 2012 (SEC file no. 001-02207) and is incorporated herein by reference.